EXHIBIT 99.1

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

NOTICE OF STOCK OPTION GRANT

California Pizza Kitchen, Inc. (the “Company”) hereby grants you the following Option to purchase shares of its common stock (“Shares”). The terms and conditions of this Option are set forth in the Stock Option Agreement and the CALIFORNIA PIZZA KITCHEN, INC. 2004 OMNIBUS INCENTIVE COMPENSATION PLAN (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:	[Date of Grant]

Name of Optionee:	[Name of Optionee]

Number of Option Shares:	[Number of Shares]

Exercise Price per Share:	$[Exercise Price] (The Exercise Price per Share shall not be less than one hundred percent (100%) of the Fair Market Value. If Optionee is a more than ten-percent stockholder, the Exercise Price per Share of an ISO shall be at least one hundred ten percent (110%) of Fair Market Value.)

Vesting Start Date:	[Vesting Start Date]

Type of Option:	[Type of Grant: NSO/ISO]

Vesting Schedule:	[Vesting Schedule]

Rights upon Termination:	[Vesting/Termination Schedule]

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement, and the Plan document; and (b) you understand and agree that this Stock Option Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded.

[NAME OF OPTIONEE]	CALIFORNIA PIZZA KITCHEN, INC.

By:

Its:

CALIFORNIA PIZZA KITCHEN, INC.

NOTICE OF STOCK OPTION GRANT

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN (THE “PLAN”)

STOCK OPTION AGREEMENT

SECTION 1. KIND OF OPTION.

This Option is intended to be either an incentive stock option intended to meet the requirements of section 422 of the Internal Revenue Code (an “ISO”) or a non-statutory option (an “NSO”), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Option is designated as an ISO, it shall be deemed to be an NSO to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

SECTION 2. VESTING.

Subject to the terms and conditions of the Plan and this Stock Option Agreement (the “Agreement”), your Option will be exercisable with respect to the Shares that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant (the “Notice”). Except as otherwise provided in the Notice, after your Service terminates for any reason, vesting of your Shares immediately stops and your Option expires immediately as to the number of Shares that are not vested as of your Service termination date.

SECTION 3. TERM.

Your Option will expire in any event at the close of business at Company headquarters ten years after the Date of Grant; provided, however, that if your Option is an ISO it will expire five years after the Date of Grant if you are a more than ten-percent stockholder of the Company (the “Expiration Date”). Also, your Option will expire earlier if your Service terminates, as described herein.

SECTION 4. REGULAR TERMINATION.

(a)	Except as otherwise provided in the Notice, if your Service terminates for any reason except termination without Cause, death, Disability, or Retirement (as such capitalized terms are defined below), the vested portion of your Option will expire at the close of business at Company headquarters on the date of termination of your Service.

(b)	Except as otherwise provided in the Notice, if your Service terminates due to termination without Cause or Retirement, the vested portion of your Option will expire at the close of business at Company headquarters on the date two months after the date of your termination without Cause or Retirement.

(c)	If your Option is an ISO and you exercise it more than three months after termination of your Service as an Employee for any reason other than death or total and permanent disability as defined under section 22(e)(3) of the Code, your Option will cease to be eligible for ISO tax treatment.

(d)	Your Option will cease to be eligible for ISO tax treatment if you exercise it more than three months after the 90th day of a bona fide leave of absence approved by the Company, unless your right to reemployment after your leave was guaranteed by statute or contract.

(e)	Solely for purposes of your Option, “Cause”, “Retirement” and “Disability” are defined as follows.

CALIFORNIA PIZZA KITCHEN, INC.

STOCK OPTION AGREEMENT

(1)	“Cause” has the definition set forth in your employment agreement with the Company, or, if you do not have an employment agreement, includes, without limitation: (i) your commission of a felony or other crime involving moral turpitude; (ii) your negligence or willful misconduct in connection with the performance of your duties for the Company; (iii) your willful failure to follow the lawful instructions of your supervisor; and (iv) a breach of your fiduciary duty to the Company for personal profit or otherwise.

(2)	“Retirement” means retirement from full-time employment by the Company in accordance with the normal retirement policies of the Company.

(3)	“Disability” means your inability to perform a major part of the duties to be performed by you as an employee of the Company immediately prior to the inception of the disability, because of illness, accident or injury, for a period of twenty-six consecutive weeks or for a cumulative period of thirty weeks in any twelve month period.

SECTION 5. DEATH.

Except as otherwise provided in the Notice, if you die while in Service with the Company, the vested portion of your Option will expire at the close of business at Company headquarters on the date three months after the date of your death. During that three month period, your estate, legatees or heirs may exercise that portion of your Option that was vested on the date of your death. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

SECTION 6. DISABILITY.

Except as otherwise provided in the Notice, if your Service terminates because of a Disability, the vested portion of your Option will expire at the close of business at Company headquarters on the date two months after your termination date. During that two month period, you may exercise that portion of your Option that was vested on the date of your Disability.

SECTION 7. EXERCISING YOUR OPTION.

To exercise your Option, you must provide notice according to such procedures as may be prescribed by the Company. Your exercise will be effective when appropriate notice together with full payment is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

SECTION 8. PAYMENT FORMS.

When you exercise your Option, you must include payment of the Exercise Price for the Shares you are purchasing in cash or cash equivalents. Alternatively, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, Shares already owned by you, unless such action would cause the Company to recognize any (or additional) compensation expense with respect to the Option for financial reporting purposes. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of Option exercise. To the extent that a public market for the Shares exists and to the extent permitted by applicable law, in each case as determined by the Company, you also may exercise your Option by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Company will provide the forms necessary to make such a cashless exercise. Payment also may be made all or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or lender to pledge Shares as a security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Company in its sole discretion. The Board may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

CALIFORNIA PIZZA KITCHEN, INC.

STOCK OPTION AGREEMENT

SECTION 9. NO DUTY TO TRANSFER IN VIOLATION OF THIS AGREEMENT

The Company will not be required (a) to transfer on its books any shares of Common Stock of the Company which have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares have been so transferred.

SECTION 10. TAX WITHHOLDING AND REPORTING.

(a)	You will not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option. You hereby authorize withholding from payroll or any other payment due you from the Company or your employer to satisfy any such withholding tax obligation.

(b)	If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition.

SECTION 11. RESALE RESTRICTIONS/MARKET STAND-OFF.

You agree that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, you will not, without the prior written consent of the Company, directly or indirectly, sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or agree to engage in any of the foregoing transactions with respect to any equity securities of the Company for such period of time after the effective date of such registration statement as may be requested by the Company. Such period of time will not exceed one hundred eighty (180) days; provided, however, that in the event the Company requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period will continue to apply to the extent necessary to comply with such law, rules, regulations or trading policies. You agree to execute and deliver such other agreements as may be reasonably requested by the Company which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

SECTION 12. TRANSFER OF OPTION.

Prior to your death, only you may exercise this Option. This Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan, except in accordance with Section 8 hereof. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor an Exercise Notice from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

CALIFORNIA PIZZA KITCHEN, INC.

STOCK OPTION AGREEMENT

SECTION 13. RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

SECTION 14. STOCKHOLDER RIGHTS.

Neither you nor your estate or heirs have any rights as a stockholder of the Company until a certificate for the Shares acquired upon exercise of this Option has been issued. Once a certificate for the Shares acquired upon exercise of this Option has been issued, you will have all the rights and privileges of a stockholder of the Company with respect to the Common Stock. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

SECTION 15. ADJUSTMENTS.

In the event of a stock split, a stock dividend or a similar change in the Company’s Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

SECTION 16. APPLICABLE LAW AND TAX DISCLAIMER.

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice of law provisions). You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with your Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. Although the Company will make available to you general tax information about stock options, you agree that the Company shall not be held liable or responsible for making such information available to you and any tax or financial consequences that you may incur in connection with your Option.

SECTION 17. THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

CALIFORNIA PIZZA KITCHEN, INC.

STOCK OPTION AGREEMENT